        FORM 3                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                               Washington, D.C.  20549


                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                               Filed pursuant to Section 16(a) of the Securities Exchange
                                Act of 1934, Section 17(a) of the Public Utility Holding
                                 Company Act of 1935 or Section 30(f) of the Investment
                                                   Company Act of 1940


1. Name and Address of Reporting Person  2. Date of Event   4. Issuer Name and Ticker or Trading Symbol
                                            Requiring
    Heinz-Lenk      Karl                    Statement          Acceptance Insurance Companies Inc. (AIF)
   (Last)          (First)     (Middle)     (Month/Day/
                                            Year)
                                                            5. Relationship of Reporting Person to    6. If Amendment,
                                              9/15/97          Issuer                                    Date of
                                                                     (check all applicable)              Original
   222 S. 15th Street, Suite 600 N.      3. IRS or Social                                                 (Month/Day
                   (Street)                 Security           ___ Director        ___ 10% Owner         Year)
                                            Number of          _X_ Officer (give   ___ Other (specify
                                            Reporting                      title             below)      N/A
                                            Person                         below
   Omaha             NE         68102       (Voluntary)                                               7. Individual or
   (City)          (State)     (Zip)                             Vice President -                        Joint/Group
                                                                         Information Systems             Filing (Check
                                                                                                         applicable
                                                                                                         line)

                                                                                                         X Form filed
                                                                                                           by One
                                                                                                           Reporting
                                                                                                           Person
                                                                                                         __Form filed
                                                                                                           by More than
                                                                                                           One Reporting
                                                                                                           Person
                                 Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security             2. Amount of Securities       3. Ownership Form:       4. Nature of Indirect Beneficial
                                    Beneficially Owned            Direct (D) or            Ownership (Instr. 5)
                                    (Instr. 4)                    Indirect (I)
                                                                  (Instr. 5)
------------------------------   ------------------------      -------------------      --------------------------------
Common Stock                     17                            I*                        401(K)*

























Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly
                                                (Print or Type Responses)
FORM 3 (continued)                 Table II - Derivative Securities Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security    2. Date Exercisable    3. Title and Amount of Securities Underlying    4. Conversion
   (Instr. 4)                         and Expiration         Derivative Security                             or Exercise
                                      Date                   (Instr. 4)                                      Price of
                                      (Month/Day/Year)                                                       Derivative
                                   -------------------    --------------------------------------------       Security
                                   Date        Expira-                                        Amount
                                   Exer-       tion                                             or
                                   cisable     Date                Title                      Number
                                                                                                of
                                                                                              Shares
-------------------------------    --------   --------    --------------------------------  ----------    --------------










5. Ownership Form of         6. Nature of Indirect
   Derivative Security:         Beneficial Ownership
   Direct (D) or                (Instr. 5)
   Indirect (I)
   (Instr. 5)
------------------------     -----------------------




Explanation of Responses:

*The shares are held in the Reporting Person's account by the Trustee of Acceptance Insurance Companies Inc. Employee Stock Ownership and Tax Deferred Savings Plan (KSOP).

**Intentional misstatements or omissions of facts constitute                       /s/ Karl Heinz-Lenk          9/17/97
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.            --------------------------------------------
  78ff(a).                                                                    **Signature of Reporting Person     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
       Instruction 6 for procedure.
